Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2007 Equity Incentive Plan of Limelight Networks, Inc. of our reports dated March 2, 2012, with respect to the consolidated financial statements and schedule of Limelight Networks, Inc., and the effectiveness of internal control over financial reporting of Limelight Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona

May 8, 2012